NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES COMPANY UPDATE

AND GUIDANCE FOR 2015

Houston, Texas – December 29, 2014... Southwestern Energy Company (NYSE: SWN) posted an updated presentation to its website with materials that are planned to be discussed on its company update call on December 30, 2014.  Included in this material are details about the recent acquisition of southwest Marcellus and Utica assets along with the company’s plans for 2015.

“These are exciting times at Southwestern Energy,” stated Steve Mueller, Chairman and Chief Executive Officer of Southwestern Energy.  “The addition of this third world-class asset into the portfolio allows us to add even more value for shareholders for years to come.  Our total current net acreage of 782,000 acres and net production of approximately 1.2 Bcfe per day in the northeast United States place Southwestern Energy in the top three among our peers, and we are the only company to have significant positions in both core areas.  The quality of our newest acquisition is evidenced by the proved reserves of 2.5 Tcfe as of July 1, 2014, the large inventory of high-return wells and the recent industry results for wells surrounding the area.  One of those wells, the Messenger 3-H, completed by Chesapeake in Wetzel County, West Virginia in October, has produced 20 million cubic feet per day for more than 30 days from a 5,889 foot lateral in the Utica shale.”

The company believes the acquired acreage is prospective in a minimum of three zones, including the Upper Devonian, the Marcellus and the Utica shales, that will ultimately total net recoverable volumes of over 45 Tcfe.  “This world-class quality and our demonstrated operational innovation are key components combining to create long-term double-digit growth in production and returns for our shareholders.  Consistently delivering industry leading returns, focused improvement and continuous innovation are exemplified by our significant growth and improving performance in the Fayetteville and Marcellus shales.  This transaction adds to the already strong portfolio with another large top-tier quality project, allowing us once again to leverage our operational strengths and deliver results.”

“Our approach to innovation has also allowed us to capture opportunities in places off the beaten path from the rest of the industry.  In addition to discovering the Fayetteville shale and the early recognition of the potential of the prolific northeast corner of Pennsylvania, we have amassed more than 1.7 million exploration acres in several plays.  Early results from the first horizontal well in a recently announced project that includes more than 375,000 net acres in the Sand Wash basin in Colorado are encouraging.  The Welker 6-92 1-2H in Moffat County has been testing for approximately 2 weeks and has a 7-day average production of 408 barrels of oil per day, 448 thousand cubic feet of gas and 1,193 barrels of completion water from a 4,663 foot lateral.”

The following table provides the current development plan for the company over the next three years.

Depending on market conditions at the time of funding, the company intends to permanently finance the transaction with a priority of maintaining an investment grade profile by the issuance of debt, common equity and equity-linked securities and the monetization of certain non-core assets.  Based on current conditions, the target range for each component consists of:

Capital Investment Plan for 2015

With this expanded portfolio of opportunities, the company’s total capital investment program in 2015 is planned to be approximately $2.6 billion, compared to a projected $2.4 billion capital program in 2014, excluding the acquisition capital for transactions announced in the fourth quarter of 2014.

Southwestern is targeting total net gas and oil production of 970 to 980 Bcfe in 2015, up approximately 28% over the company’s current production projection of 758 to 764 Bcfe for 2014 (using midpoints). Total net production from Southwest Appalachia is expected to be 145 to 150 Bcfe, of which approximately 40% is estimated to be liquids.  In Northeast Appalachia, the company expects total net production to continue its strong growth in 2015 to 345 to 350 Bcf, compared to 253 to 254 Bcf that is projected to be produced in 2014.  Total net production from the Fayetteville Shale in 2015 is expected to be 470 to 475 Bcf.  Both the conventional Arkoma and East Texas assets are assumed to be sold effective January 1, 2015.

“2015 will be a transformational year for Southwestern Energy,” stated Mueller. “Our Northeast Appalachia and Fayetteville assets will continue to exhibit strong performance and demonstrate their ability to generate significant returns.  At the same time, the company will hit the ground running in Southwest Appalachia with substantial activities planned and strong results expected while accelerating up the learning curve.  With the quality of our three world-class assets, the strength of our firm transportation portfolio and our operational experience and focus, 2015 is setting up to be a very exciting and transformational year for Southwestern Energy.”

The following tables provide annual forecast information for 2015, as compared to projected 2014 results, for capital investments and the gross and net well counts for each of the company’s operating areas.

In Southwest Appalachia, the company currently has a total of 443,000 net acres with net production of approximately 370 MMcfe per day from approximately 1,500 wells.  More than 95% of the production is from approximately 256 horizontal wells completed in the Marcellus and the Utica intervals.  Reserves as of mid-year 2014 are 2.5 Tcfe and more than 5,300 wells will be needed to recover the 45 Tcfe net potential for Southwestern Energy.  The company plans to begin 2015 running one rig and increase throughout the year to end the year at four rigs.  The company expects that the average re-entry to re-entry time to drill its operated horizontal wells to total depth will be approximately 20 days and, assuming a horizontal lateral length of 7,500 feet, the average completed well cost to be approximately $9 million.

Earlier this month, Southwestern announced the acquisition of 46,700 net acres and an additional 260 million cubic feet per day of firm transport in northeast Pennsylvania.  This acreage includes more than 200 Bcfe of proved reserves that will be booked at the time of closing in the first quarter of 2015 and has significant upside as indicated by two nearby well tests in Susquehanna County by Southwestern in the third quarter.  The Hughes North 1H has completed the entire lateral length of 4,981 feet and had a maximum 24-hour rate of 4.7 million cubic feet per day. The Dayton 4H has a total lateral length of 5,278 feet and tested a maximum 24-hour rate of 4.5 million cubic feet per day from the first 30% that is completed to date.  In 2015, Southwestern plans to drill approximately 80 wells in Susquehanna County, 14 wells in Bradford County, 4 wells in Lycoming County and 7 horizontal delineation wells on the company’s acreage in Wyoming, Sullivan and Tioga Counties. Included in the 2015 drilling activity are 4 wells that will target the Upper Marcellus.  The company expects that the average re-entry to re-entry time to drill its operated horizontal wells to total depth will be approximately 10.1 days in 2015, compared to approximately 10.3 days projected for 2014. Southwestern’s average 2015 completed well cost is estimated to be $6.8 million per well with a 5,520 average horizontal lateral with 14.0 completed stages, compared to an estimated $6.4 million well cost with an average horizontal lateral length of 4,566 feet and 15.4 completed stages in 2014.

Recent well results in the Fayetteville shale continue to improve.  Initial production from wells completed in October and November are on a record pace of averaging nearly 5 MMcf per day.  The previous quarterly record was 4.9 MMcf per day in the fourth quarter of 2013. In 2015, Southwestern expects that the average re-entry to re-entry time to drill its operated horizontal wells to total depth will decrease in 2015 to approximately 6.3 days from approximately 6.8 days projected for 2014 as a result of efficiencies associated with the new rig fleet. The company’s average 2015 completed well cost is estimated to be $2.6 million per well with a 5,075 average horizontal lateral, compared to an estimated $2.6 million well cost with an average horizontal lateral length of 5,000 feet in 2014.  Additionally, Southwestern continues to drill the Upper Fayetteville formation and a total of 46 wells have been drilled to date.  The company expects to drill approximately 20 Upper Fayetteville wells in 2015.

In the Sand Wash Basin, the company expects to drill an additional 5 wells in 2015 as progress continues in testing the acreage acquired in 2014.  To date, the company has drilled 5 wells and, as previously mentioned, is encouraged by the initial results.

In the company’s Brown Dense exploration program, Southwestern is interpreting the 75 miles of 3-D seismic that was obtained in late 2014 and is planning to drill at least two wells in 2015.

Southwestern Issues Guidance for 2015

The company’s projected results for 2015 are as follows:

Estimated Production by Quarter in 2015

1st Quarter2nd Quarter3rd Quarter4th QuarterFull-Year 2015

Total Production (Bcfe)	227 - 229	237 - 239	247 - 250	259 - 262	970 - 980
Natural Gas (Bcf)	214 - 216	221 - 223	228 - 231	238 - 241	902 - 912
Oil (MBbls)	405 - 415	470 - 480	545 - 555	605 - 615	2,025 – 2,065
NGLs (MBbls)	1,690 - 1,700	2,150 - 2,160	2,575 - 2,585	2,910 - 2,920	9,325 – 9,365

Estimated E&P Pricing Deductions in 2015 ($ per Mcfe)

Average Basis Differential and Transportation Charge$0.70 - $0.85

Estimated E&P Operating Expenses in 2015 (assumes $4.00 per Mcf gas price)

Lease Operating Expenses$0.92 - $0.97

    General & Administrative Expense$0.20 - $0.24

Taxes, Other Than Income Taxes$0.11 - $0.13

Other Operating Income and Expenses in 2015 (assumes $4.00 per Mcf gas price)

Midstream EBITDA ($ in millions)$355 - $365

Net Interest Expense ($ in millions)$31 - $33

Income Tax Rate (90% Deferred)38.5%

As of December 29, 2014, the company had NYMEX hedges in place on notional volumes of 240 Bcf of its 2015 projected natural gas production hedged through fixed price swaps at a weighted average price of $4.40 per Mcf.

Assuming a NYMEX commodity price of $4.00 per Mcf of gas and $80.00 per Bbl of oil for 2015, the company is targeting net income of $690 to $710 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $2,430 to $2,450 million in 2015. The company expects net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $2,470 to $2,490 million in 2015. The company has also provided additional price scenarios and their corresponding estimated financial results for 2015 in the table below:

(1)
Commodity Prices	Net Income	Net Cash Flow (1)	EBITDA (1)
$3.75 Gas $70.00 Oil	$560 - $580 Million	$2,235 - $2,255 Million	$2,265 - $2,285 Million
$3.75 Gas $80.00 Oil	$590 - $610 Million	$2,280 - $2,300 Million	$2,310 - $2,330 Million
$4.00 Gas $80.00 Oil	$690 - $710 Million	$2,430 - $2,450 Million	$2,470 - $2,490 Million

(1)

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities (net cash flow) is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles 2015 forecasted net cash provided by operating activities before changes in operating assets and liabilities with 2015 forecasted net cash provided by operating activities.

EBITDA is defined as net income plus interest expense, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2015 forecasted EBITDA with 2015 forecasted net income.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Steve Mueller Chairman and Chief Executive Officer (832) 796-4700
R. Craig Owen Senior Vice President	Michael Hancock Director, Investor Relations
and Chief Financial Officer (832) 796-2808	(832) 796-7367 michael_hancock@swn.com

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters  that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in various areas and, in particular, the Fayetteville Shale play, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for its shale plays; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the company’s ability to access debt and equity capital markets to refinance its short- and long-term bank debt; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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